Exhibit 99.1

Solectron Announces Third-Quarter Results

For Immediate Release: June 23, 2005

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and integrated supply chain services, today reported sales of $2.60 billion in the third quarter of fiscal 2005. Sales in the third quarter of fiscal 2004 were $3.03 billion, and sales in the second quarter of fiscal 2005 were $2.76 billion.

The company reported a GAAP loss from continuing operations in the third quarter of $67 million, or 7 cents per share, compared with a GAAP loss from continuing operations of $65 million, or 8 cents per share, in the third quarter of last year.

The company had non-GAAP net income from continuing operations of $36 million, or 4 cents per share, excluding $103 million of charges. The company recorded a restructuring charge of $41 million and a charge of $45 million related to the redemption of $500 million of senior notes, which was completed on May 20. In addition, the company recorded a charge of $17 million principally related to ongoing tax audits of its Brazilian operation.

The company reported sequentially lower revenues as strength in computing and storage, communications, industrial and automotive were offset by weaker demand in the networking and consumer markets.

“We are pleased that in a lower revenue environment we delivered profitability within our guidance and achieved strong cash flow generation again this quarter,” said Mike Cannon, president and chief executive officer. “Recent business wins demonstrate the robustness of our growing pipeline of revenue opportunities. As these wins ramp in future quarters, Solectron is well positioned for a stronger fiscal 2006.”

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Quarterly Highlights

The company made further improvements in working capital during the quarter. Days sales outstanding were 46 days and days payables outstanding improved to 50 days. Inventory turns improved to 8.1 and the company’s cash conversion cycle was 41 days, an improvement of three days from the prior period. Capital expenditures were $36 million and depreciation and amortization was $45 million.

Fourth-Quarter 2005 Guidance

Fiscal fourth-quarter guidance is for sales of $2.4 billion to $2.6 billion, and for non-GAAP EPS from continuing operations to range from 3 cents to 5 cents, on a fully diluted basis.

On April 29, 2005, the company announced a restructuring plan with associated charges estimated to range between $100-115 million (including the $41 million charge noted above) and an expected completion date in the third quarter of fiscal 2006. A portion of the estimated charges for this restructuring plan will be recorded in the fourth quarter of fiscal 2005 and is excluded in calculating non-GAAP EPS.

Non-GAAP Information

In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Solectron also discloses non-GAAP results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain charges to better assess operating performance. Each excluded item is considered to be of a non-operational nature in the applicable period. Earnings guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such charges. Consistent with industry practice, management has historically applied these non-GAAP measures when discussing earnings or earnings guidance and intends to continue doing so.

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Non-GAAP information is not determined using GAAP; therefore, the information is not necessarily comparable to other companies and should not be used to compare the company’s performance over different periods. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. See the tables to the press release for a reconciliation of non-GAAP amounts to amounts reported under GAAP.

Webcast To Be Held Today

At 4:30 p.m. EDT today, Solectron will hold a conference call to discuss the third quarter financial results. A live Internet broadcast of the call can be joined by going to www.solectron.com. Supplemental financial information related to the conference call will also be available at this Web site location. Following the live broadcast, the archived webcast will be available at www.solectron.com/investor/events.htm. In addition, audio replays of the call will be available two hours following the call through July 7. Call +1 (800) 642 1687 from within the United States or +1 (706) 645 9291 from outside the United States and specify pass code: 6636834.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended regarding our financial outlook for the fourth quarter of fiscal 2005 and beyond, new business opportunities and our previously announced restructuring plan. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions.

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Actual outcomes and results could differ materially. These risks and uncertainties include: our ability to continue to win and satisfy customers; reliance on major customers; the present and future strength of the worldwide economy overall, and in the telecommunications and other electronics technology sectors in particular; our ability to continue to improve our operating metrics; the accuracy of our projections of cash flows and capital requirements; incurring more restructuring-related charges than currently anticipated; our ability to complete our restructuring plan within the stated timeframe; the risk of price fluctuation; fluctuations in operating results; changes in technology; competition; variations in demand forecasts and orders that may give rise to operational challenges such as excess plant, equipment and materials; risks associated with international sales and operations; our ability to properly manage acquisitions; any unidentified weaknesses or deficiencies in our internal controls over financial reporting; interest rate risk; existing and new environmental regulations; market and segment risk; and our ability to retain key personnel; and the impact of our outstanding litigation and other contingent liabilities.

For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, specifically Forms 8-K, 10-K/A, 10-Q/A, S-3 and S-4. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Supplemental information, condensed consolidated balance sheets and statements of operations follow. All monetary amounts are stated in U.S. dollars.

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Income from Continuing Operations Reconciliation	Quarter Ended
(in millions)	May 31, 2005

Income from continuing operations on a GAAP basis	$(66.7)

Impairment, restructuring and other charges	$102.9

Income from continuing operations on a non-GAAP basis	$36.2

Earnings Per-Share Reconciliation	Quarter Ended
(in millions, except per-share data)	May 31, 2005

Diluted net income per share from continuing operations on a GAAP basis	$(0.07)

Impairment, restructuring and other charges	$0.11

Diluted net income per share from continuing operations on a non-GAAP basis	$0.04

Shares used to compute diluted net income per share — GAAP and non-GAAP	979.1

About Solectron

Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world’s premier high-tech companies. Solectron’s offerings include new-product design and introduction services, materials management, product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $11.64 billion in fiscal 2004.

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Analyst Contact:

Perry Hayes, Solectron Corporation, 408-956-7543 (U.S.), perryhayes@solectron.com

Media Contact:

Michael Busselen, Solectron Corporation, 408-956-6854 (U.S.), michaelbusselen@solectron.com

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions)
Unaudited

	May 31	August 31
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments*	$1,586.3	$1,430.2
Accounts receivable, net	1,290.2	1,550.2
Inventories	1,187.0	1,455.4
Prepaid expenses and other current assets	190.1	189.5
Current assets of discontinued operations	—	36.4

Total current assets	4,253.6	4,661.7
Property and equipment, net	678.7	754.4
Goodwill	135.8	135.8
Other assets	234.8	294.3
Long-term assets of discontinued operations	—	11.9

Total assets	$5,302.9	$5,858.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$166.0	$25.1
Accounts payable	1,363.2	1,439.0
Accrued employee compensation	186.4	173.7
Accrued expenses and other current liabilities	487.5	500.7
Current liabilities of discontinued operations	—	46.4

Total current liabilities	2,203.1	2,184.9
Long-term debt	540.9	1,221.4
Other long-term liabilities	50.1	31.1
Long-term liabilities of discontinued operations	—	1.8

Total liabilities	2,794.1	3,439.2

Stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	7,849.0	7,775.9
Accumulated deficit	(5,218.0)	(5,209.9)
Accumulated other comprehensive losses	(123.2)	(148.1)

Total stockholders’ equity	2,508.8	2,418.9

Total liabilities and stockholders’ equity	$5,302.9	$5,858.1

* Includes restricted cash of $15.2 million and $17.5 million as of May 31, 2005, and Aug. 31, 2004, respectively.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per-share data)
Unaudited

	Three Months Ended May 31		Nine Months Ended May 31
	2005	2004	2005	2004
Net sales	$2,596.0	$3,034.2	$8,042.6	$8,597.7
Cost of sales	2,461.4	2,879.0	7,594.6	8,187.8

Gross profit	134.6	155.2	448.0	409.9
Operating expenses:
Selling, general and administrative	109.7	103.7	310.0	331.9
Restructuring and impairment costs	40.5	4.4	84.4	109.8

Operating (loss) income	(15.6)	47.1	53.6	(31.8)

Interest income	12.6	4.9	27.5	11.1
Interest expense	(17.3)	(42.9)	(50.3)	(131.2)
Other expense-net	(47.8)	(74.2)	(42.0)	(68.0)

Loss from continuing operations before income taxes	(68.1)	(65.1)	(11.2)	(219.9)
Income tax (benefit) expense	(1.4)	0.3	11.1	2.4

Loss from continuing operations	$(66.7)	$(65.4)	$(22.3)	$(222.3)

Discontinued operations:
Income from discontinued operations	$2.6	$92.9	$15.9	$53.0
Income tax expense	—	6.1	1.7	10.8

Income on discontinued operations	2.6	86.8	14.2	42.2

Net (loss) income	$(64.1)	$21.4	$(8.1)	$(180.1)

Basic net (loss) income per share:
Continuing operations	$(0.07)	$(0.08)	$(0.02)	$(0.26)
Discontinued operations	—	0.10	0.01	0.05

Basic net (loss) income per share	$(0.07)	$0.02	$(0.01)	$(0.21)

Diluted net (loss) income per share:
Continuing operations	$(0.07)	$(0.08)	$(0.02)	$(0.26)
Discontinued operations	—	0.10	0.01	0.05

Diluted net (loss) income per share	$(0.07)	$0.02	$(0.01)	$(0.21)

Shares used to compute basic net (loss) income per share	978.4	868.3	968.4	845.8

Shares used to compute diluted net (loss) income per share	978.4	868.3	968.4	845.8